Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND
ANNOUNCES INCREASED SECOND QUARTER 2017 CASH DIVIDEND

Bensalem, PA — July 11, 2017 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended June 30, 2017 increased approximately 22% to $470.9 million. Net income for the three months ended June 30, 2017 was $22.6 million, or $0.31 per basic and $0.30 per diluted common share, compared to the three months ended June 30, 2016 net income of $18.8 million, or $0.26 per basic and diluted common share.

Revenues for the six months ended June 30, 2017 increased approximately 13% to $875.4 million. Net income for the six months ended June 30, 2017 was $44.6 million, or $0.61 per basic and $0.60 per diluted common share, compared to the six months ended June 30, 2016 net income of $37.4 million, or $0.52 per basic and $0.51 per diluted common share.

In addition, our Board of Directors declared a quarterly cash dividend of $0.18875 per common share, payable on September 22, 2017 to shareholders of record at the close of business on August 18, 2017. This represents the 57th consecutive quarterly cash dividend payment, as well as the 56th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, July 12, 2017 at 8:30 a.m. Eastern Time to discuss its results for the three and six months ended June 30, 2017. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the earnings call may be accessed through the phone number above through approximately 10:00 p.m. Eastern Time on Wednesday, July 12, 2017. The webcast will also be available on our website for one year following the date of the earnings call.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; having one client which accounted for 12.9% of our total consolidated revenues for the six months ended June 30, 2017; credit and collection risks associated with this industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; tax benefits arising from our corporate reorganization and self-funded health insurance program transition; risks associated with the reorganization of our corporate structure; perceived or real risks related to the food industry; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016 in Part I thereof under “Government Regulation of Clients,” “Competition’’ and “Service Agreements/Collections,” and under Item IA “Risk Factors.”

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Senior Vice President of Strategy

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues	$470,876	$386,556	$875,366	$771,363
Operating costs and expenses:
Cost of services provided	407,322	332,211	752,892	662,255
Selling, general and administrative	31,991	25,664	60,201	51,010
Income from operations	31,563	28,681	62,273	58,098
Other income:
Investment and interest	1,515	1,002	3,084	1,189
Income before income taxes	33,078	29,683	65,357	59,287
Income taxes	10,527	10,923	20,789	21,901

Net income	$22,551	$18,760	$44,568	$37,386

Basic earnings per common share	$0.31	$0.26	$0.61	$0.52

Diluted earnings per common share	$0.30	$0.26	$0.60	$0.51

Cash dividends declared per common share	$0.18875	$0.18375	$0.37625	$0.36625

Basic weighted average number of common shares outstanding	73,276	72,568	73,176	72,466

Diluted weighted average number of common shares outstanding	74,269	73,316	74,108	73,165

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$7,058	$23,853
Marketable securities, at fair value	70,082	67,730
Accounts and notes receivable, net	338,368	271,276
Other current assets	60,675	51,765
Total current assets	476,183	414,624

Property and equipment, net	13,399	13,455
Notes receivable - long term	7,526	7,531
Goodwill	50,473	44,438
Other intangible assets, net	31,330	14,409
Deferred compensation funding	26,326	24,119
Other assets	10,509	9,870
Total Assets	$615,746	$528,446

Accrued insurance claims - current	$23,975	$23,573
Other current liabilities	122,960	77,298
Total current liabilities	146,935	100,871

Accrued insurance claims - long term	66,077	64,080
Deferred compensation liability	26,657	24,653
Stockholders' equity	376,077	338,842
Total Liabilities and Stockholders' Equity	$615,746	$528,446

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